Exhibit 99.3

                          NEWS RELEASE



                                CONTACT:  Paul Meeks
                                          (704) 548-2350



          Charlotte, North Carolina -- January 18, 1994.  Collins
& Aikman Group, Inc. announced that it has reached an agreement in principle to modify the terms for its proposed sale of Kayser-Roth Corporation in light of recent changes in Kayser-Roth's operating performance. The modified terms provide for Collins & Aikman to receive $170.0 million in the transaction, up to $70.0 million of which could be in the form of seller bridge financing, and an option to acquire 10% of the equity of the purchasing company within three years of the closing. The acquisition is expected to be completed on or before January 28, 1994. The agreement in principle is subject to the negotiation and execution of definitive documentation and other conditions.


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